UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 5, 2010

The Center For Wound Healing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51317	87-0618831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

155 White Plains Road, Suite 200
Tarrytown, NY 10591
(Address of principal executive offices)
(Zip Code)
Registrant's telephone number, including area code (914) 372-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 5, 2010, The Center For Wound Healing, Inc. (the “Company”), CFWH Holding Corporation, a Delaware corporation (“Parent”) and CFWH Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. At the closing of the Merger, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the closing, other than shares held by Parent as a result of the exchange by one of the Company’s founders of a portion of his shares of Company Common Stock for shares of capital stock of Parent, shall be converted into the right to receive an amount in cash, not to exceed $0.60, subject to certain adjustments as set forth in the Merger Agreement.  The amount of cash consideration that holders of shares of Company Common Stock will be entitled to receive in the Merger, giving effect to all possible adjustments, will be at least $0.579 per share.  All amounts payable to holders of Company Common Stock in the Merger are without interest and subject to applicable tax withholding requirements.

Parent and Merger Sub are affiliates of Sverica International, a private equity firm.

Holders of a total of approximately 68.3% of the issued and outstanding shares of Company Common Stock, including all of the directors and executive officers of the Company who hold shares of Company Common Stock, have entered into a Voting Agreement with Parent pursuant to which such holders have agreed to vote their shares in favor of approval of the Merger Agreement.

The Voting Agreement provides that if stockholder parties to the Voting Agreement own at least a majority of the issued and outstanding shares of Company Common Stock, then such holders, if they are requested to do so by the Company, must consent in writing to adopt resolutions approving and adopting the Merger Agreement without a meeting. The Company anticipates making such a request in the near future.

Each of the Company, Parent and Merger Sub has agreed to customary representations, warranties and covenants in the Merger Agreement. Among these covenants, the Company has agreed (i) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the closing of the Merger, and (ii) to call and hold a special meeting of its shareholders for the purpose of voting upon the approval and adoption of the Merger Agreement and to prepare and file with the Securities and Exchange Commission a proxy statement relating to the Company’s special meeting of its shareholders.  If, however, as currently anticipated, the holders of a majority of the issued and outstanding Common Stock act by written consent to approve the Merger Agreement, then no special meeting of shareholders will be required to be held, and the Company will circulate an information statement regarding the Merger to holders of shares of Company Common Stock who are not parties to the Voting Agreement.

The Merger Agreement contains a “no shopping provision” that provides that if, prior to obtaining shareholder approval of the proposed Merger, the Company receives a bona fide unsolicited alternative acquisition proposal that the Board of Directors of the Company believes in good faith, after taking into consideration the advice of its financial advisors and outside counsel, that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal, then the Company may furnish information with respect to the Company and its subsidiaries to the person making such acquisition proposal and participate in discussions or negotiations concerning such acquisition proposal as provided in the Merger Agreement.

The Company’s Board of Directors may, at any time prior to obtaining shareholder approval of the Merger Agreement, (i) withdraw, modify, qualify, or propose publicly to withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, its recommendation that the Company’s shareholders vote in favor of approval of the Merger, or (ii) approve, endorse or recommend or enter into a letter of intent or similar agreement in principle or any definitive agreement contemplating or otherwise relating to, a superior proposal if, in each case, the Company’s Board of Directors of the Company concludes in good faith, after taking into consideration the  advice of outside counsel, that failure to take such action would be inconsistent with its fiduciary obligations under applicable law, and otherwise complies with the “no shopping” provisions of the Merger Agreement. The Company’s Board of Directors is not permitted to change its recommendation or endorse a Superior Proposal or enter into any letter of intent or similar agreement in principle or any definitive agreement contemplating or otherwise relating to a Superior Proposal, unless, at the same time, the Company terminates the Merger Agreement and pays to Parent a termination fee of $1 million and reimburses Parent for the expenses incurred by Parent in connection with the Merger Agreement.

In addition to the approval of the Company’s shareholders, the completion of the Merger is subject to (i) the receipt of financing (for which Parent has received written commitments) and other customary closing conditions, and (ii) absence of any governmental order, decree, judgment, injunction or other ruling that would prevent or prohibit consummation of the Merger.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this report. The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement. The exhibits and schedules to the Merger Agreement have been omitted from the attached Exhibit 2.1. The Company shall furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.  A copy of the Voting Agreement is attached as Exhibit 2.2 to this report.  The press release, issued October 5, 2010, announcing the signing of the Merger Agreement, released on October 6, 2010, is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The Merger Agreement contains a number of representations and warranties which the Company and Parent and Merger Sub have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. These disclosure schedules contain information that has been included in the prior public disclosures of the Company, as well as additional non-public information. While the Company does not believe that this non-public information is required to be publicly disclosed under the applicable securities laws, this information does modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. In addition, these representations and warranties were made as of the date of the Merger Agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Company. Moreover, representations and warranties are frequently utilized in merger agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about the Company or Parent.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of October 5, 2010, among CFWH Holding Corporation, CFWH Merger Sub, Inc., and The Center For Wound Healing, Inc.

2.2	Voting Agreement dated as of October 5, 2010, among CFWH Holding Corporation, CFWH Merger Sub, Inc., and the Stockholder parties signatory thereto.

99.1	Press Release dated October 5, 2010, released on October 6, 2010, issued by The Center For Wound Healing, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   October  6, 2010

THE CENTER FOR WOUND HEALING, INC.

By:	/s/ Andrew G. Barnett
Andrew G. Barnett
Chief Executive Officer